Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                          OF THE RIGHTS AND PREFERENCES
                 OF THE SERIES D CONVERTIBLE PREFERRED STOCK OF
                                AXIA GROUP, INC.
                              A NEVADA CORPORATION

         The undersigned, Jody Regan and Dawnelle Patrick, hereby certify the following:

         1. We are the duly elected and acting President and Secretary, respectively, of Axia Group, Inc., a Nevada corporation (the "Corporation").

         2. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recital and resolution ("Resolution"):

         WHEREAS, the Corporation's Articles of Incorporation, as amended, provides that the Corporation has authorized Five Billion Five Hundred Million (5,500,000,000) shares of Capital Stock, of which Five Billion (5,000,000,000) shares are designated as Common Stock, $0.001 par value ("Common Stock"), and Five Hundred Million (500,0000,000) shares are designated as preferred stock, $0.001 par value ("Preferred Stock") and, further that the designation, powers, preferences, options and other special rights and qualifications, limitations or restrictions of the shares of Preferred Stock may be issued from time to time one or more series, each of such series to have such voting powers, designation, preferences, and other special rights, qualifications, limitations or restrictions, as expressed in a resolution or resolutions providing for the issuance of such series, as adopted by the Board of Directors of the Corporation; and,

         WHEREAS, the Corporation desires to create a series of Preferred Stock designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock") by filing a Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock for filing with the Nevada Secretary of State to set forth the rights and preferences of the Series A Preferred Stock.

         RESOLVED, the Board (as defined below) hereby establishes and designates a class of Five Million (5,000,000) shares of Preferred Stock, designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock"). The rights, preferences, and privileges of the Series D Preferred Stock relative to those of the Common Stock and all outstanding shares of Preferred Stock are set forth in this Resolution.

         1. Dividend Rate and Rights. Holders of the Series D Preferred Stock shall be entitled to receive dividends or other distributions with the holders of the Common Stock on an as converted basis when, as, and if declared by the Directors of the Corporation.

         2. Conversion into Common Stock.

                  2.1. Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph 2.2, at any time after the issuance of such share of Series D Preferred Stock, into such number of shares of Common Stock equal to the quotient obtained by dividing the Liquidation Price (as defined in Section 3.1) by the Conversion Price (as defined herein). For purposes of this Section 2.1, the following definitions shall apply:

                  A. "Conversion Price" shall be 50% of the average of the Per Share Market Values during the three (3) Trading Days immediately preceding a Conversion Date.

                  B. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  C. "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Corporation.

                  D. "Subsequent Market" means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

                  E. "Trading Day" means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of California are authorized or required by law or other government action to close.

         2.2. Notice of Conversion. Each Series D Preferred Stock stockholder who desires to convert into the Corporation's Common Stock must provide a ten
(10) day written notice to the Corporation of its intent to convert one or more shares of Series D Preferred Stock into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

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

         2.3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series D Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall given written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series D Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted.

         2.4. Adjustments to Conversion Price - Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series D Preferred Stock at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder's shares of Series D Preferred Stock into shares of Common Stock pursuant to this Section 2 and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series D Preferred Stock would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder's rights pursuant to Section 3 hereof.

         2.5. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

         2.6. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series D Preferred Stock pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or

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

readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

         2.7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series D Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         2.8. Common Stock Reserved. The Corporation shall take such action as is necessary to amend the Articles of Incorporation to authorize such number of shares of Common Stock as shall from time to time be sufficient to effect (a) conversion of the Series D Preferred Stock, and (b) issuance of Common Stock pursuant to any outstanding option, warrant, or other rights to acquire Common Stock.

         3. Liquidation Preference.

         3.1. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

                  A. The holders of the Series D Preferred Stock shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.01 per share (the "Liquidation Price") with respect to each share of Series D Preferred Stock, plus all declared but unpaid dividends with respect to such share.

                  B. If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series D Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  C. After payment of the full amounts to the holders of Series D Preferred Stock as set forth above in paragraph (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

         3.2. For purposes of this Section 3, a Liquidation shall not be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's

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stockholders of record as constituted  immediately  prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

         3.3. If any of the assets of the Corporation are to be distributed other than in cash under this Section 3, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

         4. Voting Rights. Except as otherwise required by law, the holders of Series D Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Series D Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series D Preferred Stock held by such holder, (b) 0.0000004, and (c) the number of issued and outstanding shares of the Corporation's Common Stock on a Fully-Diluted Basis (as hereinafter defined), as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date. "Fully-Diluted Basis" shall mean that the total number of issued and outstanding shares of the Corporation's Common Stock shall be calculated to include (a) the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, "Common Stock Equivalents"): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, "Convertible Securities"), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, "Options"), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

         5. Reissuance. No share or shares of Series D Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series D Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

         6. Notices. Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series D Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

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



         The undersigned, being the President and Secretary of Axia Group, Inc. hereby certify and declare under penalty of perjury that that the foregoing Resolution is the act and deed of the Corporation and that the facts herein stated are true, authorized by the unanimous written consent of the Board of Directors on January 12, 2005.


                                         AXIA GROUP, INC.



                                         By: /s/ Jody Regan
                                             -----------------------------------
                                                  Jody Regan
                                                  President



                                         By: /s/ Dawnelle Patrick
                                             -----------------------------------
                                                  Dawnelle Patrick
                                                 Secretary


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